SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 INFRACORPS INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                               PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS

                               INFRACORPS INC.
                    7400 Beaufont Springs Drive, Suite 415
                           Richmond, Virginia 23225


   Solicitation of the enclosed proxy is made by and on behalf of the Board of Directors (the "Board of Directors") of InfraCorps Inc. (the "Company") to be
used at the Annual Meeting of Shareholders to be held at the Omni Charlottesville Hotel, 235 West Main Street, Charlottesville, Virginia 22902 on Monday July 26, 1999, at 10:00 a.m., local time, and at any adjournments thereof. The date on which this Proxy Statement and accompanying Proxy are first being mailed is July 9, 1999.

   The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made by use of the mails, except that, if necessary, officers, directors, employees and agents of the Company or of its subsidiaries may solicit proxies by telephone, telegram, facsimile or personal contact. It is contemplated that brokerage houses and nominees will be requested to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable charges and expenses in this connection. The Company does not anticipate that the cost of proxy solicitation will exceed $5,000.

   All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the instructions thereupon, or, in the absence of such instructions, in accordance with the Board of Director's recommendations. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by providing written notice of revocation of the proxy, or by submitting a signed proxy bearing a later date. Any written notice of revocation should be sent to the attention of the Secretary of the Board at the address above.

   A copy of the Company's 1999 Annual Report to Shareholders is being mailed concurrently with this Proxy Statement, but should not be considered proxy solicitation material.

   The Company has only one class of stock outstanding. The Company has fixed the close of business on June 15, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the Annual meeting or any adjournments thereof. As of June 15, 1999, there were outstanding 16,492,043 shares of Company common stock, no par value ("Common Stock"). Each share entitled to one vote on each matter to be voted on at the Annual Meeting.

   The holders of shares of Common Stock entitled to cast a majority of the votes at the Annual Meeting constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the purpose of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of shares present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of votes cast in person or by proxy at the Annual meeting (Proposal No. 1). Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast for that matter.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of June 15, 1999, the beneficial ownership of each shareholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the named persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

   Name of                            Amount and Nature                 Percent
Beneficial Owner                    of Beneficial Ownership              Class
----------------                    -----------------------             -------
Roberta Greiner                            858,500                        5.2%
  5515 Village Drive
  Roanoke, VA 24014

Dr. Allen Kahn                           3,806,001 (1)                   21.1%
  55 E. Washington St., Suite 2117
  Chicago, IL 60602

Coleman S. Lyttle                        1,303,000 (2)(3)                 7.8%
  2210 Belt Boulevard
  Richmond, VA 23224

James B. Quarles                           910,000 (8)                    5.2%
  7400 Beaufont Springs Dr., Suite 415
  Richmond, VA 23225

Thomas W. Marmon                         1,547,638 (4)(5)                 9.1%
  4390 Airwest Drive, SE
  Grand Rapids, MI 49512

John W. Winfield, The InterGroup         1,215,300 (7)                    7.4%
Corporation and Santa Fe Financial
Corporation (6)
  2121 Avenue of the Start, Suite 2020
  Los Angeles, CA 90067

--------------
(1)Includes 1,525,000 shares issuable upon exercise of warrants and conversion of preferred shares as follows: 25,000 shares pursuant to warrants and 1,500,000 shares pursuant to the conversion of preferred shares.

(2)Includes  320,000  shares  issuable  upon the exercise of options as follows:
   20,000 shares pursuant to the 1994 Nonstatutory Option Plan, 100,000 shares pursuant to the 1995 Nonstatutory Option Plan, 100,000 shares pursuant to the 1997 Nonstatutory Option Plan and 100,000 shares issuable upon conversion of preferred shares.

(3)Does not include shares in the name of the Estate of Stamie E. Lyttle, of which Coleman Lyttle is executor, and certain trust created thereby of which he is trustee. Mr. Lyttle is not a beneficiary of the Estate or the beneficial owner of shares of Common Stock owned by the Estate or by any such trust.

(4)Includes 533,350 shares issuable upon the exercise of options and warrants as follows: 100,000 shares pursuant to the 1995 Nonstatutory Option Plan, 100,000 shares pursuant to the 1997 Nonstatutory Option Plan and 333,350 shares pursuant to warrants.

(5)Includes shares registered in the name of Thomas W. Marmon Trust.

(6)Mr. Winfield is the Chairman, president and Chief Executive Officer of The InterGroup Corporation ("InterGroup") and Santa Fe Financial Corporation ("Santa Fe"), and is the controlling shareholder of InterGroup. InterGroup owns approximately 41% of Santa Fe, and Mr. Winfield, as an individual, owns 3.7% of Santa Fe. In his capacity as Chairman, President and Chief Executive Officer of InterGroup and Santa Fe, Mr. Winfield may be deemed to have voting and dispositive power of shares of Company common Stock held by InterGroup and Santa Fe.

(7)Based on information contained in the Schedule 13D of Mr. Winfield, InterGroup and Santa Fe dated January 5, 1998, the Company believes that: (I) Mr. Winfield has sole voting and dispositive power with respect to 415,300 shares of Company Common Stock; (ii) Mr. Winfield may be deemed to have shared voting and dispositive power with respect to 600,000 shares of Company Common Stock, which include 500,000 shares held by InterGroup and 100,000 shares held by Santa Fe; and (iii) Mr. Winfield has not voting power but may be deemed to have shared dispositive power with respect to 200,000 shares of Company Common Stock held by members of Mr. Winfield's family.

(8)Mr.  Quarles'  shares are  issuable  upon the exercise of options as follows:
   810,000 shares pursuant to the 1995 Nonstatutory Option Plan and 100,000 shares pursuant to the 1997 Nonstatutory Option Plan.


                        STOCK OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of June 15, 1998, certain information regarding the beneficial ownership of Company Common Stock by each director and director nominee of the Company, by each executive officer of the Company, and by all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the named persons have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.

   Name of                            Amount and Nature                 Percent
Beneficial Owner                    of Beneficial Ownership              Class
----------------                    -----------------------             -------
Terence R. Dellecker (1)                   100,000 (3)                     0.6%
  75 Rue De Courcelles
  75008 Paris, France

Coleman S. Lyttle (1)(2)                 1,303,000 (5)(6)                  7.8%
  2210 Belt Boulevard
  Richmond, VA 23224

John R. Potter (1)                         100,000 (3)                     0.6%
  2802 East Madison Suite 152
  Seattle, WA 98112

James B. Quarles (1)(2)                    910,000 (7)                     5.2%
  7400 Beaufont Springs Drive, Suite 415
  Richmond, VA 23225

Navin D. Sheth (1)(2)                      763,000 (5)                     4.5%
  2210 Belt Boulevard
  Richmond, VA 23224

James G. Zumwalt (1)                       100,000 (3)                     0.6%
  1831 Wiehle Avenue, Suite 103
  Reston, VA 20190

Dr. Allen Kahn (1)                       3,806,001 (8)                    21.1%
  55 East Washington Street, Suite 2117
  Chicago, IL 60602

Warren E. Beam, Jr. (2)                     25,000 (4)                     0.2%
  7400 Beaufont Springs Drive, Suite 415
  Richmond, VA 23225

   Name of                            Amount and Nature                 Percent
Beneficial Owner                    of Beneficial Ownership              Class
----------------                    -----------------------             -------
Directors and Executives                 7,107,001(9)                    35.7%
  Officers as a group (8 persons)

--------------
(1) Currently serves as a director of the Company.

(2) An executive officer of the Company.

(3) Includes 100,000 shares issuable upon the exercise of options pursuant to the 1997 Nonstatutory Option Plan.

(4) Includes 25,000 shares issuable upon the exercise of options pursuant to the 1997 Nonstatutory Option Plan.

(5) Includes 320,000  shares  issuable  upon the exercise of options as follows:
    20,000 shares pursuant to the 1994 Nonstatutory Option Plan, 100,000 shares pursuant to the 1995 Nonstatutory Option Plan, 100,000 shares pursuant to the 1997 Nonstatutory Option Plan and 100,000 shares pursuant to the conversion of preferred stock.

(6) Does not include shares in the name of the Estate of Stamie E. Lyttle, of which Coleman Lyttle is executor, and certain trust created thereby of which he is trustee. Mr. Lyttle is not a beneficiary of the Estate or the beneficial owner of Shares of Common Stock owned by the Estate or by any such trust.

(7) Mr. Quarles'  shares are  issuable  upon the exercise of options as follows:
    810,000 shares pursuant to the 1995 Nonstatutory Option Plan and 100,000 shares pursuant to the 1997 Nonstatutory Option Plan.

(8) Includes 1,525,000 shares issuable upon exercise of warrants and conversion of preferred shares as follows: 25,000 shares pursuant to warrants and 1,500,000 shares pursuant to the conversion of preferred shares.

(9) Includes 3,400,000 shares issuable upon the exercise of options, warrants and the conversion of preferred stock.

                            EXECUTIVE COMPENSATION
                          Summary Compensation Table

   The following table provides information as to annual and other compensation paid by the Company to all individuals who served as the Company's Chief Executive Officer during fiscal 1999 and to each of the other executive officers of the Company whose total annual salary exceeded $100,000 in fiscal 1999.

                                                          Long-Term Compensation
                                       Annual             ----------------------
   Name and                         Compensation                 Awards
Principal Position      Year(2)       Salary ($)               Options/SARs
------------------      -------       ----------               ------------

James B. Quarles         1999          125,000                   100,000
  Chairman, President    1998           44,585 (1)               830,000
  and Chief Executive    1997             -                         -
  Officer of the         1996             -                         -
  Company                1995             -                         -

Coleman S. Lyttle        1999          120,000                   100,000
  President of           1998          119,785                         0
  InfraCorps of          1997          115,337                   100,000
  Virginia, Inc. and a   1996          150,943                         0
  Director of the        1995          127,603                    20,000
  Company

Navin D. Sheth           1999          115,000                   100,000
  Chief Financial Officer

--------------
(1) Mr. Quarles was appointed President and Chief Executive Officer of the Company on January 20, 1998. Mr. Quarles became Chairman of the Board on February 2, 1998. The amounts shown for Mr. Quarles reflect all compensation received from the Company for services rendered in all capacities in fiscal 1998.

(2) On April 6, 1998, the Board of Directors approved a resolution changing the fiscal year-end of the Company from May 31 to March 31. Compensation reported for 1995, 1996 and 1997 is based on a May 31 fiscal year-end. Compensation shown with respect to 1998 is based on the twelve months ended March 31, 1998. Accordingly, there is a two-month overlap between the reported compensation for 1998 (covering the twelve months ended March 31, 1998) and 1997 (covering the twelve months ended May 31, 1997).

                      Option Grants in Last Fiscal Year

   The following table provides information as to options granted in the fiscal year ended March 31, 1999 to the individuals named in the Summary Compensation Table above.


                                                 Individual Grants                  Potential
                                ------------------------------------------------     Realized
                                                                                    Value(1) at
                                                                                      Assumed
                                                                                       Annual
                                                                                      Rates of
                                 % of Total                                         Stock Price
                   Number of      Options                   Market                  Appreciation
                   Securities    Granted to  Exercise      Price on                      for
                   Underlying    Employees   or Base       Date of                   Option Term
                    Options      In Fiscal    Price         Grant     Expiration -------------------
     Name          Granted(#)      Year    ($/Share)(2)  ($/Share)(2)    Date       5%($)    10%($)
----------------   ----------    --------- ------------  ------------ ---------- --------    ------
James B. Quarles    100,000        31%         0.17         0.19       8/31/03     24,249    30,600
Coleman S. Lyttle   100,000        31%         0.17         0.19       8/31/03     24,249    30,600
Navin D. Sheth      100,000        31%         0.17         0.19       8/31/03     24,249    30,600

--------------
(1)The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2)The market price of the options is calculated based on the closing sales price of the Company's Common Stock on the NASDAQ Over The Counter Bulletin Board on the date of grant. Options generally expire five years from the date of grant.

    Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                              Option/SAR Values

The following table shows the number and value of stock options exercised by each of the named executive officers during fiscal year 1999. It also shows the number and value of unexercised options held by each named executive on March 31, 1999. The value of unexercised options is calculated as the difference between the exercised price and the average of the high and low bid prices on the OTC Bulletin Board on March 31, 1999 ($0.15).

                                                 Number of Unexercised       Value of Unexercised
                                                    Options/SARs at       In-the-Money Options/SARs at
                                                   March 31, 1999 (#)        March 31, 1999 (#)(1)
                                              --------------------------  ----------------------------
                       Share
                     Acquired
                   on Exercise     Value
Name               (# shares)   Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
----               -----------  ------------  -----------  -------------  -----------  -------------
James B. Quarles        0            0          910,000         0              0            0
Coleman S. Lyttle       0            0          220,000         0              0            0
Navin D. Sheth          0            0          220,000         0              0            0


--------------
(1)Options are in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option. The exercise price of all outstanding options held by the named executive officers currently exceeds the fair market value of the underlying Common Stock of the Company. Likewise, the named executive officers held no in-the-money options at March 31, 1999.

             Board of Directors Report on Executive Compensation

   The compensation of the Company's executive officers is reviewed and approved annually by the Board of Directors. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Board of Directors establishes policies and guidelines for the other benefits and administers the awards of stock options pursuant tot he Company's stock option plans.

   General. Compensation of the Company's executives is intended to attract, retain and award persons who are essential to the corporate enterprise. The fundamental policy of the Company's executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The Board of Directors utilizes subjective criteria for evaluation of individual performance and relies substantially on its key managers in doing so. The Board focuses on two primary components of the Company's executive compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and long-term incentive compensation.

   Base Salary Compensation. Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with whom the Company expects to compete for executive talent. The Board also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries. Each year base salaries of executives are increased by the increases in an average of local and national cost of living indexes. The Board may aware year-end bonuses to executives, but only in the event the Company is profitable. The total of all bonuses generally is based on the Company's overall economic performance. Bonuses may be awarded pursuant to the Board's subjective analysis of each executive's performance. No bonuses were awarded or paid in fiscal 1999.

   Long Term Incentive Compensation. It is the Board's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the Board believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of the Company's shareholders. Awards of stock options to executives have historically been at then-current market prices and, in keeping with the Company's objective to link pay with corporate loyalty, generally vest over a period of one to five years. The Board believes that option grants should be considered on an annual basis. In general, a fixed minimum option grant is awarded to all executives and additional grants may be awarded from time to time consistent with the relative pay levels of the executives.





             Submitted by the Board of Directors of the Company:
                      Coleman S. Lyttle, Navin D. Sheth,
                   James B. Quarles, Terence R. Dellecker,
                       Dr. Allen Kahn, John R. Potter,
                               James G. Zumwalt

         Compensation Committee Interlocks and Insider Participation

   The Board of Directors makes decisions regarding compensation of executive officers. Messrs. Coleman S. Lyttle, Navin D. Sheth and James B. Quarles, who currently continue as directors and executive officers of the Company, participated during fiscal 1999 in deliberations of the Company's Board of Directors concerning executive officer compensation. During fiscal 1999, the Company had notes payable to each of directors Sheth and Lyttle. Each of these individuals also participated in deliberations of the Board concerning compensation of executive officers in fiscal 1999. See discussion under "Transactions with Management" below.


                      Board of Directors and Committees

   The Audit Committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are Messrs. Potter and Dellecker.

   The Board of Directors does not have a standing compensation committee. The Board of Directors is responsible for approving the salaries, bonuses and other compensation and benefits of executive officers, reviewing and advising management regarding benefits and other terms and conditions of compensation of management and administering the Company's stock option plans.

   The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice received by the Secretary of the Company by July 31 of the year preceding the annual meeting or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders.

   The Board of Directors meets on a quarterly basis. Special meetings are held from time to time to consider matters for which approval of the Board of Directors is desirable or required by law. Four meetings of the Board of Directors were held during fiscal 1999. Each incumbent director had an attendance record of 75% or greater at meetings


                          Remuneration of Directors

   Outside directors do not receive any fees for attending meetings of the Board, but are reimbursed for their out-of-pocket expenses in connection therewith. Directors are entitled to receive the base level of stock options awarded to executives.

                              Performance Graph

   The following graph compares the yearly percentage change and the cumulative total of shareholder return on the Company's Common Stock with the cumulative return on the AMEX Market Value Index, the Russell 2000 Index and the Dow Jones Heavy Construction Index for the five-year period commencing March 31, 1994 and ending on March 31, 1998. These comparisons assume the investment of $100 in the Company's Common Stock and in each of the indices on March 31, 1994 and the reinvestment of dividends.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG INFRACORPS INC., THE AMEX MARKET VALUE INDEX,
       THE RUSSELL 2000 INDEX AND THE DOW JONES HEAVY CONSTRUCTION INDEX

                                    [GRAPH]

*$100 INVESTED ON 3/31/94 IN STOCK OR INDEX -
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING MARCH 31.

                                         Cumulative Total Return
                                      ------------------------------
                                      3/94 3/95 3/96 3/97 3/98 3/99

INFRACORPS INC.                        100  140  100   60   10   12
AMEX MARKET VALUE                      100  105  129  131  173  174
RUSSELL 2000                           100  106  136  143  203  170
DOW JONES HEAVY CONSTRUCTION           100   87  116   98  102   65

                         TRANSACTIONS WITH MANAGEMENT

   Effective in 1994, InfraCorps of Virginia, Inc. (formerly ETS Water and Waste Management, Inc.) ("ICVA") entered into a lease of its premises which are owned by the Estate of Stamie E. Lyttle, of which Coleman S. Lyttle, a director of the Company is executor, at $10,500 per month for two years. On June 1, 1997, the lease was renewed for a one-year term with three one-year renewal options. Rent expense under this lease was approximately $126,000 for fiscal 1999. The Company believes that the lease is on terms as favorable as those which would be available from non-affiliated third parties.

   The Company has notes payable to affiliates of $609,900 as of March 31, 1999. These affiliates include Mr. Sheth, Mr. Lyttle, family members of Mr. Sheth and Mr. Lyttle and the Estate of Stamie S. Lyttle. The balance is classified as current and due in 1999. The notes, which are unsecured, bear interest at annual rates between six and twelve percent. Interest is payable monthly. The aggregate amount of the notes payable to Mr. Sheth and his family members and affiliates was approximately $335,000 at March 31, 1999. The aggregate amount of the notes payable to Mr. Lyttle and his family members and associated entities, including the Estate of Stamie Lyttle, was approximately $274,900 at March 31, 1999.

   On April 27, 1998, the Company completed the sale of the Service Division of ICVA (e.g., septic system installation and repair, irrigation, plumbing, jacuzzi service contracts and incidental concrete manufacturing/concrete products) to a new corporation formed by Coleman S. Lyttle, a director of the Company and President of ICVA, for a total purchase price of $700,000, payable as follows:
$35,000 cash at closing, assumption of $100,000 of indebtedness of ICVA and notes payable to ICVA in the aggregate amount of $250,000. At March 31, 1999, $125,000 was outstanding. The note is due June 1, 2000 and bear interest at six percent.

   The Company had notes receivable from officers of $193,112 as of March 31, 1998, which include notes receivable from Coleman S. Lyttle, President of ICVA and a director of the Company, in the principal aggregate amount of $180,000, and from Navin D. Sheth, chief Financial Officer of the Company, Executive Vice President of ICVA and a director of the Company, in the principal aggregate amount of $90,000. At March 31, 1998, the outstanding balances on the Lyttle and Sheth notes were $86,912 and $106,200, respectively. The notes, which are unsecured, bear annual interest at six percent and are due July 1998.


PROPOSAL NO. 1 - ELECTION OF DIRECTORS

   The Directors elected at the Annual Meeting will serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors of the Company has nominated Terence R. Dellecker, Coleman S. Lyttle, Navin D. Sheth, John R. Potter and James B. Quarles to serve as directors of the Company for fiscal 2000. All nominees are members of the Board of Directors.

   TERENCE R. DELLECKER (age 52) is a lawyer based in Paris, France. He is a member of the New York and Massachusetts bars and is licensed to practice in France as an Avocat a la Cour. He has practiced law since 1970 and specializes in corporate matters, in particular acquisitions, licensing, mergers and capital restructurings. Mr. Dellecker served as Associate Regional Counsel with the Department of Housing and Urban Development in Boston, Massachusetts from 1972 through 1975. He received his B.S. in Electrical Engineering from Princeton University in 1967 and his J.D. from Harvard Law School in 1970.

   COLEMAN S. LYTTLE (age 45) has served as President of ICVA since June 1994. From 1982 to 1994, he was President of Stamie E. Lyttle Company, Inc. and Lyttle Utilities, Inc. From 1975 to 1982, he was Senior Estimator and Project Manager of Stamie E. Lyttle Company, Inc. Mr. Lyttle received his B.S. in Business Administration from Virginia Polytechnic Institute and State University in 1975.

   JOHN R. POTTER (age 53) founded Stratagem Inc., a business consulting firm based in Seattle, Washington, in 1993 and is a principal in that company. He was a Director of Enviros Inc., a biotechnology firm, from 1993 through 1996 and from 1983 until 1993 was president and chief Executive Officer of Utilx Corporation, a NASDAQ-listed utility construction technology company. Mr. Potter received his B.A. from Harvard University and his B.S. and M.S. in Mechanical Engineering from Massachusetts Institute of Technology.

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

   JAMES B. QUARLES (age 46) has served as President and Chief Executive Officer of the company since January 20, 1998. He became Chairman of the Company's Board of Directors on February 2, 1998. From October 1997 to February 1998, Mr. Quarles was the sole officer, director and shareholder of Q Enterprises, Inc., a Virginia corporation, which purchased substantially all of the assets of ETS Analytical Services, Inc., a wholly-owned subsidiary of the Company, and provided consulting services to the Company. Prior thereto, he was employed as the Senior Vice President for mergers and acquisitions with the Company from May 1997 through October 1997, and from January 1987 to December 1996 was Chairman and president of Enviros Inc., a biotechnology company based in Seattle, Washington. Mr. Quarles began his career in the U.S. Navy, where he served under Admiral Elmo R. Zumwalt, Jr., former Chief of Naval Operations and the current Coordinator of the Company's Management Advisory Committee.

   NAVIN D. SHETH (age 52) has served as Executive Vice-President of ICVV since June 1994 and, since May 1996, also served as Chief Operating Officer. He was appointed Chief Financial Officer of the Company on January 20, 1998. From 1972 to May 1994, he was associated with Stamie E. Lyttle Company, Inc. in the following capacities: from 1982 to 1994 -- Vice President-Finance; from 1979 to 1982 - Controller; from 1972 to 1979 - Operations Analyst. Mr. Sheth was Assistant Professor, Virginia College, Lynchburg, Virginia, from 1971 to 1972. He received his B.S. in Chemistry in 1967 from Bombay University and his MBA in 1971 from Atlanta University, Atlanta, Georgia.

   It is the intention of the persons named as proxies in the accompanying proxy, unless instructed otherwise, to vote for the persons nominated by the Board. If any nominee should become unavailable to serve, the proxy may be voted for the election of such substitute nominee as may be designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve if elected.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE-NAMED
NOMINEES.

   The following directors currently serve and were elected by the Series A Preferred Shareholders pursuant to the agreement for the purchase of the Series A Preferred Stock.

   JAMES G. ZUMWALT (age 50) currently serves as Vice President of Admiral Zumwalt and Consultants, Inc., an international firm providing expertise to domestic and international clients in exploring and accessing investment opportunities, and as President of J. G. Zumwalt and Associates, Inc., providing corporate, management and real estate services. From 1992 till 1993 Mr. Zumwalt was the Senior Advisor to the Assistance Secretary of State. During the period 1979 through 1990 he served in corporate counsel positions with Cummins Engine Company, Inc., and System Planning Corporation and in the private practice of law. Mr. Zumwalt graduated in 1970 from the University of North Carolina, Chapel Hill with a BA and from Villanova School of Law in 1979. He served in the United States Navy from 1970 to 1971 and the United States Marine Corps between 1971 and 1976.

   ALLEN KAHN, MD (age 78) began his private practice in 1953 until present in Chicago, Illinois. He received a BS in Biochemistry in 1944 from Pennsylvania State University and a MD in 1949 from University of Pennsylvania. From 1953 to 1957 he attended the Institute for Psychoanalysis of Chicago, Illinois for various seminars and courses. From 1965 through 1995 Dr. Kahn has served in the capacity of an Investor and Board member for Nease Chemical Company (currently German Chemical Company), Hollymatic Corporation and Pay Fone Systems (currently Pay Chex, Inc.). Drl Kahn's expertise in entrepreneurial investments of small "concept companies" with eventual profitability and growth began in 1960 until present.

PROPOSAL NO. 2 - APPROVING THE APPOINTMENT OF GOODMAN AND COMPANY INDEPENDENT AUDITORS FOR FISCAL 2000

   The Board of Directors appointed Goodman and Company as independent certified public accountants to audit the financial statements for fiscal 2000 and has determined that it would be desirable to request that the shareholders approve such appointment. Shareholder approval is not required for the appointment of Goodman and company since the Board of Directors has the responsibility to selecting auditors. However, the appointment is being submitted for the approval at the Annual meeting. No determination has been made as to what action the Board would take if shareholders do not approve the appointment.

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



   A representative of Goodman and company is expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF GOODMAN AND COMPANY AS INDEPENDENT AUDITORS.


                SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Company officers and directors, and persons who own more than ten percent of a registered class of the Company' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.


                          PROPOSALS OF SHAREHOLDERS

   Proposals of shareholders intended to be presented at the Company's fiscal 2001 Annual Meeting must be received by the President of the Company, at the Company's headquarters, 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, no later than February 24, 2000, in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting.

                                OTHER MATTERS

   The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matters requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the share represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.


                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          WARREN E. BEAM, JR.
                                          Secretary

July 9, 1999


The Company's Annual Report on Form 10-K for fiscal year ended March 31, 1999 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Mr. Warren E. Beam, Jr., Secretary, InfraCorps Inc., 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225.

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